Exhibit 99.1

Saban Capital Acquisition Corp. Enters into a Merger Agreement with Panavision and Sim

– Combined Company Expected to Be Listed on the Nasdaq Stock Market –

– Joint Investor Conference Call Scheduled for September 14, at 8:30 am ET –

Los Angeles – September 13, 2018 – Saban Capital Acquisition Corp. (NASDAQ:SCAC) (“Saban Capital Acquisition Corp.”), a publicly traded special purpose acquisition company, Panavision Inc. (“Panavision”), and Sim Video International Inc. (“Sim”) announced today that the companies have entered into a definitive business combination agreement to create a premier global provider of end-to-end production and post-production services to the entertainment industry. The combined company will be well positioned to capitalize on the continued growth of content production spending and enhance the scope of service offerings to its customers. Under the terms of the business combination agreement, Panavision and Sim will become wholly-owned subsidiaries of Saban Capital Acquisition Corp. Immediately following the proposed transactions, Saban Capital Acquisition Corp. intends to change its name to Panavision Holdings Inc. (the “Company”) and is expected to continue to trade on the Nasdaq stock exchange.

Headquartered in Woodland Hills, California, Panavision is an iconic designer, manufacturer and provider of high precision optics and camera technology for the entertainment industry and a leading global provider of production-critical equipment and services. Headquartered in Toronto, Canada, Sim is a leading provider of production and post-production solutions with facilities in Los Angeles, Vancouver, Atlanta, New York and Toronto.

The transaction reflects a valuation for the combined entity of $622 million (inclusive of debt) or approximately 5.9x fiscal year 2018 estimated Adjusted EBITDA. The cash component of the purchase price to be paid to the equity holders of Panavision and Sim will be funded by Saban Capital Acquisition Corp.’s cash in trust, which is approximately $250 million, a $55 million private placement of common stock at $10.00 per share secured from a mix of premier institutional investors as well as an affiliate of Saban Sponsor LLC and newly raised debt financing.

Upon the closing of the proposed transaction, Kim Snyder, President and Chief Executive Officer of Panavision will serve as Chairman and Chief Executive Officer, and Bill Roberts, Chief Financial Officer of Panavision, will serve in that role for the combined company.

“We are excited to partner with Kim along with the Panavision and Sim teams to capitalize on the explosive growth in content spending,” commented Haim Saban, Chairman of Saban Capital Acquisition Corp. He continued, “Advancements in technology and the emergence of streaming have fundamentally changed how consumers watch and discover content. This is driving significant growth in the market for production and post-production services. This secular trend creates a tremendous opportunity for Panavision to leverage its leading technology and pursue opportunistic acquisitions to grow in a manner that is agnostic to the content creator and distribution channel.”

Adam Chesnoff, President and Chief Executive Officer of Saban Capital Acquisition Corp., commented, “This transaction creates a leading global platform ideally positioned to capitalize on the rapid growth in content production. The combination of these two companies will create the foremost provider of end-to-end production and post-production services. Combining this platform with Saban’s wide-ranging global media relationships, experience in production, and successful track record of creating value for its partners, will position the Company to accelerate growth and pursue complementary acquisitions. We are excited about the potential.”

“For nearly 65 years, Panavision has proudly served the entertainment industry providing cutting-edge equipment and exemplary service to support the creative vision of our customers,” says Kim Snyder, Chairman and CEO of the combined company. “This acquisition will leverage the best of Panavision’s and Sim’s resources by providing comprehensive products and services to best address the ever-adapting needs of content creators globally. These complementary companies subscribe to the same strategic vision: to support our customers as the category-defining provider of end-to-end production and post-production services.”

“Combining the talent and integrated services of Sim with two of the biggest names in the business, Panavision and Saban, will accelerate our strategic plan,” added James Haggarty, President and CEO of Sim. “The resulting scale of the new combined enterprise will better serve our clients and help shape the content-creation landscape,” continued Haggarty.

The respective boards of directors of Saban Capital Acquisition Corp., Panavision and Sim have unanimously approved the proposed transactions. Completion of the proposed transactions are subject to Saban Capital Acquisition Corp. stockholder approval, certain regulatory approvals and other customary closing conditions. The parties expect that the proposed transactions will be completed in the first quarter of 2019.

For additional information on the proposed transaction, see Saban Capital Acquisition Corp.’s Current Report on Form 8-K, which will be filed promptly and can be obtained at the website of the U.S. Securities and Exchange Commission (“SEC”) at www.sec.gov.

Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are serving as financial advisors, capital markets advisors and private placement agents and Skadden, Arps, Slate, Meagher & Flom LLP and Dentons Canada LLP are serving as legal advisors to Saban Capital Acquisition Corp. Houlihan Lokey, Inc. is serving as financial advisor, Citi is serving as Capital Markets Advisor, and Kirkland & Ellis, LLP and Osler, Hoskin & Harcourt LLP are serving as legal advisors to Panavision. Marckenz Group Capital Partners is serving as financial advisor and Stikeman Elliott LLP is serving as legal advisor to Sim.

Investor Conference Call Information

Saban Capital Acquisition Corp. and Panavision will host a joint investor conference call to discuss the proposed transaction on Friday, September 14, 2018 at 8:30 am Eastern Time.

Interested parties may listen to the call via telephone by dialing 888-317-6016, or for international callers, 412-317-6016. A telephone replay will be available shortly after the call and can be accessed by dialing 877-344-7529, or for international callers, 412-317-0088 (confirmation code: 10124015).

The conference call webcast and a related investor presentation with more detailed information regarding the proposed transaction will be available at www.sabanac.com. The investor presentation will also be furnished today to the SEC, which can be viewed at the SEC’s website at www.sec.gov.

About Panavision

Panavision Inc. is a distinguished designer and manufacturer of high-precision camera systems, proprietary optics and customized accessories for the motion picture and television industries. Renowned for its worldwide service and support, Panavision systems are rented through its domestic and internationally owned and operated facilities and distributor network. Light Iron, a subsidiary of Panavision and leader in post-production, specializes in dailies, digital intermediate, archival, and data services in six facilities across the U.S. Panavision also supplies lighting, grip, and crane equipment for use by motion picture and television productions.

About Sim

Sim is a leading provider of end-to-end services and solutions to the television and feature film industries. With facilities in Los Angeles, Vancouver, Atlanta, New York and Toronto, Sim offers the creative community a portfolio of production equipment, state-of-the art studio and production facilities, and post-production services.

About Saban Capital Acquisition Corp.

Saban Capital Acquisition Corp. is a special purpose acquisition company affiliated with Saban Capital Group, Inc. (“SCG”), a leading private investment firm based in Los Angeles specializing in the media, entertainment, and communication industries. SCG was established by Haim Saban, co-founder of Fox Family Worldwide, a global television broadcasting, production, distribution and merchandising company owned in partnership with Rupert Murdoch and The News Corporation, following its sale to The Walt Disney Company in October 2001. The firm currently makes both controlling and minority investments in public and private companies and takes an active role in its portfolio companies. SCG’s current private equity investments include: Univision (the premier Spanish-language media company in the US); Celestial Tiger Entertainment (a venture with Lionsgate and Astro, Malaysia’s largest pay TV platform, to launch and operate new branded pay television channels across Asia); MNC (Indonesia’s largest and only vertically-integrated media company); and Partner Communications (a leading telecommunications company in Israel). Additionally, SCG founded Saban Films in 2014 to acquire and distribute independent feature films in North America. With headquarters in Los Angeles, SCG actively manages a globally diversified portfolio of investments across public equities, credit, alternative investments, and real property assets. For more information, please visit www.saban.com.

Important Information For Investors And Stockholders

In connection with the proposed extension of the date by which Saban Capital Acquisition Corp. must consummate an initial business combination, Saban Capital Acquisition Corp. filed with the SEC a definitive proxy statement, dated August 30, 2018 and first mailed to shareholders on or about such date (the “Extension Proxy Statement”).

In connection with the transactions referred to in this communication, Saban Capital Acquisition Corp. expects to file a registration statement on Form S-4 with the SEC containing a preliminary proxy statement and preliminary prospectus of Saban Capital Acquisition Corp. After the registration statement is declared effective, Saban Capital Acquisition Corp. will mail a definitive proxy statement/prospectus to shareholders of Saban Capital Acquisition Corp.

This communication is not a substitute for the Extension Proxy Statement, the proxy statement/prospectus or registration statement or for any other document that Saban Capital Acquisition Corp. may file with the SEC and send to Saban Capital Acquisition Corp.’s shareholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE EXTENSION PROXY STATEMENT, THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the Extension Proxy Statement, the proxy statement/prospectus (when available) and other documents filed with the SEC by Saban Capital Acquisition Corp. through the website maintained by the SEC at http://www.sec.gov or by directing a request to: Saban Capital Acquisition Corp., 10100 Santa Monica Boulevard, 26th Floor, Los Angeles, CA 90067, attention: Niveen Tadros.

Participants in the Solicitation

Saban Capital Acquisition Corp. and its directors and executive officers and other persons may be considered participants in the solicitation of proxies with respect to the proposed extension of the date by which Saban Capital Acquisition Corp. must consummate an initial business combination under the rules of the SEC. Saban Capital Acquisition Corp., Panavision and Sim and their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of Saban Capital Acquisition Corp. is set forth in its Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the SEC on March 14, 2018. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are included in the Extension Proxy Statement and also will be included in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

Forward Looking Statements

Certain statements included in this communication are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “may”, “should”, “would”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “seem”, “seek”, “continue”, “future”, “will”, “expect”, “outlook” or other similar words, phrases or expressions. These forward-looking statements include, but are not limited to, statements regarding our industry, future events, the proposed transaction among Saban Capital Acquisition Corp., Panavision and Sim, including the anticipated initial enterprise value and post-closing equity value as well as expected transaction structure and post-closing management, the estimated or anticipated future results and benefits of Saban Capital Acquisition Corp., Panavision and Sim following the transaction, including the likelihood and ability of the parties to successfully consummate the proposed transaction, the expected post-transaction ownership and cash and debt balances, the expected timing of the closing of the transaction, future opportunities for the combined company, estimated synergies, the estimated pro forma revenue of Panavision and Sim, estimated adjusted EBITDA, and unlevered free cash flow estimates and forecasts of other financial and performance metrics and estimates of Panavision’s and Sim’s total addressable market. These statements are based on various assumptions and on the current expectations of Saban Capital Acquisition Corp.’s, Panavision’s and Sim’s management and are not predictions of actual performance, nor are these statements of historical facts. These statements are based on the current expectations of Saban Capital Acquisition Corp.’s, Panavision’s and Sim’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties regarding Saban Capital Acquisition Corp.’s, Panavision’s and Sim’s respective businesses and the transaction, and actual results may differ materially. These risks and uncertainties include, but are not limited to, failure to achieve the necessary shareholder approval for the proposed extension of the date by which Saban Capital Acquisition Corp. must consummate an initial business combination; changes in the business environment in which Saban Capital Acquisition Corp., Panavision and Sim operate, including a decline in production rates, changes in technology, industry standards, customer requirements and product offerings, and general financial, economic, regulatory and political conditions affecting the industry in which Panavision and Sim operate; labor disruptions; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Saban Capital Acquisition Corp.’s, Panavision’s or Sim’s management team; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that the required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the transaction or that the approval of the stockholders of Saban Capital Acquisition Corp. is not obtained; failure to realize the anticipated benefits of the transaction, including as a result of a delay in consummating the transaction or a delay or difficulty in integrating the businesses of Saban Capital Acquisition Corp., Panavision and Sim; uncertainty as to the long-term value of Saban Capital Acquisition Corp. common stock; the inability to realize the expected amount and timing of cost savings and operating synergies; those discussed in Saban Capital Acquisition Corp.’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as updated from time to time by Saban Capital Acquisition Corp.’s Quarterly Reports on Form 10-Q and other documents of Saban Capital Acquisition Corp. on file with the SEC or in the proxy statement/prospectus that will be filed with the SEC by Saban Capital Acquisition Corp. There may be additional risks that Saban Capital Acquisition Corp., Panavision or Sim do not presently know or that Saban Capital Acquisition Corp., Panavision and Sim currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements provide Saban Capital Acquisition Corp.’s, Panavision’s and Sim’s expectations, plans or forecasts of future events and views as of the date of this communication. Saban Capital Acquisition Corp., Panavision and Sim anticipate that subsequent events and developments will cause Saban Capital Acquisition Corp.’s, Panavision’s and Sim’s assessments to change. However, while Saban Capital Acquisition Corp., Panavision and Sim may elect to update these forward-looking statements at some point in the future, Saban Capital Acquisition Corp., Panavision and Sim specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Saban Capital Acquisition Corp.’s, Panavision’s and Sim’s assessments as of any date subsequent to the date of this communication.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction in connection with the proposed business combination among Saban Capital Acquisition Corp., Panavision and Sim or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Contacts:

Investors for Saban Capital Acquisition Corp.

ICR

Will Swett, 646-277-1270

Will.Swett@icrinc.com

or

Media

ICR

Sara Ball, 415-430-2073

Sara.Ball@icrinc.com

or

Panavision

Judy Doherty, 818-421-8161

Director of Marketing and Communications

Judy.Doherty@panavision.com